Exhibit 21.1

                    AMERICAN PHYSICIANS SERVICE GROUP, INC.

                              LIST OF SUBSIDIARIES

                             AS OF DECEMBER 31, 2002



APS Investment Services, Inc

APS Financial, Inc.

APS Asset Management, Inc.

APS Insurance Services, Inc.

APS Facilities Management, Inc.

APSFM, Inc.

American Physicians Insurance Agency, Inc.

APSC, Inc.